UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(e) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

ADUROMED INDUSTRIES, INC.

(Name of Registrant as specified in its charter)

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ADUROMED INDUSTRIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

To the Stockholders of Aduromed Industries, Inc.:

Our Board has proposed a Certificate of Amendment to our Certificate of Incorporation (the "Charter Amendment") to increase the aggregate number of shares of Common Stock that we will have the authority to issue from 200,000,000 to 1,400,000,000 shares with a par value of $0.0001 per share.

The foregoing matter is described in more detail in the attached Information Statement, and all capitalized terms are defined therein.

On or before twenty days following the mailing of this Information Statement the holders of more than 50% of our Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class, will approve the Charter Amendment by written consent.

The Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described therein. However, we encourage you to read the Information Statement carefully.

Sincerely,

/s/ Damien Tanaka
Damien Tanaka
Chief Executive Officer

Bethel, CT July 14, 2008

ADUROMED INDUSTRIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

INFORMATION STATEMENT
AND
NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

This Information Statement and Notice of Action to be Taken Without a Meeting is being furnished by the board of directors (the "Board") of Aduromed Industries, Inc. (the "Company," "we", "our" or "us") to the holders of our Common Stock (as defined herein) at July 9, 2008 (the "Record Date") in connection with the filing of a certificate of amendment, in the form attached hereto as Annex A (the "Certificate of Amendment") to our Certificate of Incorporation, which would increase the aggregate number of shares of Common Stock that we will have the authority to issue from 200,000,000 to 1,400,000,000 shares with a par value of $0.0001 per share (the "Charter Amendment").

Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under federal law these proposals may not be effected until at least 20 days after this Information Statement has first been sent to our stockholders, at which time, we intend to file the Certificate of Amendment with the Delaware Secretary of State (the "Effective Time").

We will obtain the required approval for the Charter Amendment by means of a written consent of stockholders, dated on or before July 30, 2008. A meeting to approve the Charter Amendment is therefore unnecessary, and our Board decided to forego the expense of having one.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about July 14, 2008, to the holders of our outstanding Common Stock as of the Record Date.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of the Record Date, we had issued approximately 22,449,906 and outstanding approximately 22,190,306 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), held by approximately 1,372 stockholders of record.

Set forth below is information as to each class of our voting securities entitled to vote on the Charter Amendment, together with the number of outstanding shares of each such class and number of votes to which each class is entitled.

Class of Security	Number of Shares Outstanding	Number of Votes to Which Such Class is Entitled
Common Stock	22,190,306	22,190,306
Series A Preferred Stock	6,263,702	6,263,702
Series B Preferred Stock	15,780,160	15,780,160

PURPOSE AND GENERAL EFFECT OF THE AMENDMENT; REASON FOR THE AMENDMENT

The Company has pursued a number of financing transactions for working capital purposes and also to expand its business operations for approximately 18 months. Both existing and new potential investors in the Company expressed a willingness to fund additional investment into the Company but would require a restructuring of certain existing investments in the Company as well as a valuation of new investments which would require significantly more shares of Common Stock to accomplish than the Company currently has available to issue.

Effective as of July 10, 2008, the Company, the Company’s wholly-owned subsidiary, Aduromed Corporation (“Aduromed”), Pequot Capital Management, Inc. (“Pequot”), on behalf of various funds managed by Pequot (the “Pequot Funds”), Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008 (the “Bridge Loan Holders”), and Mr. Joseph Esposito, corporate and business development advisor to the Company (“Esposito”) entered into a Master Restructuring Agreement (“MRA”) regarding their respective investments in the Company.

Existing investments in the Company will be restructured pursuant to the terms of the MRA and certain other changes will be implemented and all transactions will be deemed to occur contemporaneously as of the Effective Time, which is currently expected to be as of August 4, 2008 or such other time as the parties shall mutually agree. The major terms of the MRA are as follows:

•
Sherleigh will (i) convert its shares of Series A and Series B Preferred Stock into 20,000,081 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) convert accumulated dividends payable on its Preferred Stock as of June 30, 2008 in the amount of $383,576 into 15,343,040 shares of Common Stock and receive an additional common stock purchase warrants for 15,343,040 shares of Common Stock at an exercise price of $0.025 per share, and (iii) convert liquidated damages in the amount of $215,000 payable to Sherleigh by the Company into 8,600,000 shares of Common Stock and receive an additional common stock purchase warrants for 8,600,000 shares of Common Stock at an exercise price of $0.025 per share.

•
The Pequot Funds will surrender their shares of Series A and Series B Preferred Stock to the Company which shares will be cancelled, and the Pequot Funds will forfeit their right to receive accumulated dividends payable on their Preferred Stock as of June 30, 2008 in the amount of $690,436 and liquidated damages in the amount of $387,000 payable to the Pequot Funds by the Company.

•
The Series A and B Preferred Warrants will be amended such that they collectively represent the right to purchase 55,999,998 shares of Common Stock at an exercise price of $0.025 per share, of which Pequot Funds will hold warrants for the purchase of 36,000,001 shares of Common Stock and Sherleigh will hold warrants for the purchase of 19,999,997 shares of Common Stock and weighted average anti-dilution rights will be terminated.

•	The Amended and Restated Stockholders Agreement, dated as of January 23, 2006 among the Company, Aduromed, the Pequot Funds and Sherleigh will be terminated.
•
The Bridge Loan Holders will collectively convert a deemed principal amount of $1,275,000 of their notes into 93,750,000 shares of Common Stock and all such Bridge Loan Holders’ outstanding common stock warrants will collectively convert into warrants for the purchase of 93,750,000 shares of Common Stock at an exercise price of $0.025 per share and anti-dilution rights will be terminated.

•	All documents entered into in connection with the bridge loan will be terminated.
•	The Bridge Loan Holders will agree to extend the maturity of the bridge loan until the Effective Time and otherwise stand still in terms of exercising rights.
•
Esposito will invest at least $250,000 into the Company and will cause others to invest up to an additional $750,000 into the Company on a best efforts basis in return for up to 20,000,000 shares of Common Stock and common stock purchase warrants representing an equal amount of shares of Common Stock at an exercise price of $0.025 per share for every $250,000 invested.

•
The Pequot Funds will invest an additional $1,300,000 into the Company, with post restructuring holdings of 131,097,456 shares of Common Stock and warrants to purchase 131,097,456 shares of Common Stock at $0.025 per share.

•
Sherleigh will invest an additional $700,000 into the Company, with post restructuring holdings of 71,943,023 shares of Common Stock and warrants to purchase 71,943,023 shares of Common Stock at $0.025 per share.

•
The parties will agree to vote their shares of Common Stock from and after the Effective time such that Pequot and Sherleigh shall each receive the right to designate two additional persons to the Company’s board of directors and Heller shall receive the right to designate one additional person to the Company’s board of directors and the Company’s board of directors will consist of nine (9) members.

•
The employment agreements of Damien R. Tanaka, Chief Executive Officer and Kevin T. Dunphy, Chief Financial Officer will be terminated and such individuals will continue to perform in similar capacities in at will relationships until the consummation of the transactions contemplated by the MRA at which time they will enter into new employment agreements with the Company.

Currently, we have 200,000,000 shares of our Common Stock authorized for issuance, 22,449,906 of which are issued and 22,190,306 of which are outstanding. Currently, we have 60,000,000 shares of our Preferred Stock authorized for issuance, 22,043,862 of which are issued and outstanding. The Certificate of Amendment will provide for an increase in our authorized Common Stock from 200,000,000 to 1,400,000,000 which will allow the Company to complete the terms of the MRA.

Notwithstanding the foregoing, we have no plans in effect for the use of the increased shares resulting from the Charter Amendments in the making of an acquisition. Increasing our authorized shares of Common Stock will not have any effect on our corporate status, the rights of stockholders or the transferability of outstanding stock certificates.

APPROVAL OF ACTION

The table below sets forth the total number of shares of each class of securities entitled to vote and the number of shares our Board expects to receive as consent to the action. Approval for the increase in shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding voting securities. We will obtain this approval on or before July 30, 2008, through the written consent of a majority of the outstanding shares of our voting securities.

Class of Security	Number of Votes to Which Such Class is Entitled	Number of Votes to be Cast	Percentage Received
Common Stock	22,190,306	7,632,000	34.39%
Series A Preferred Stock	6,263,702	6,263,702	100%
Series B Preferred Stock	15,780,160	15,780,160	100%
Common Stock, Series A Preferred Stock and Series B Preferred Stock voting as one class	44,234,168	29,675,862	67.09%

Since we will obtain the required approval for the Charter Amendment by means of this written consent, a meeting to approve the Charter Amendment is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

The Charter Amendment will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which is expected to occur following the mailing of this Information Statement to our stockholders and taking of the majority consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth as of June 30, 2008, the number and percentage of the outstanding shares of Common Stock and Series A and Series B Preferred Stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of AII, (ii) each executive officer, (iii) all current directors and executive officers of AII as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding (i) Common Stock, and (ii) the Series A and Series B Preferred Stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Beneficial Owners of More than 5% of Each Class of AII’s Voting Securities

Title of	Name and Address of	Amount and Nature of	Percentage of
Security	Beneficial Owner	of Beneficial Ownership	* Class

Common
Stock	Damien R. Tanaka(1)(6)	13,945,166	31.53%
	3 Trowbridge Driv
	Bethel, CT 06801
Common
Stock	Norman C. Kristoff(2)	1, 615,500	3.65%
	194 Upper Troy Road
	Fitzwilliam, NH 03447
Common
Stock	Crown Capital Pty Ltd	1,795,000	4.06%
	45 View Street
	Peppermint Grove
	Western Australia 6011
	Australia
Common
Stock	Christopher J. and Jill L.	2,262,357	5.11%
	Winners (JTWROS)(3)
	2100 Yacht Mischief
	Newport Beach, CA 92660

Series A and	Pequot Capital Management, Inc.(4)(6)	27,840,108	62.94%
Series B	500 Nyala Farm Road
Preferred	Westport, CT 06880

Series A and	Sherleigh Associates Inc.	16,247,762	36.73%
Series B	Defined Benefit Pension Plan(5)(6)
Preferred	920 Fifth Avenue #3B
	New York, NY 10021
	153 E. 53rd Street, 55th Floor
	New York, NY 10022
____________

* The Series A and B Preferred shares have equal voting rights with the outstanding shares of common stock, therefore Percentage of Class has been determined based upon the total outstanding shares of common stock plus the total outstanding shares of Preferred Stock, and, in the case of each person or group, the securities such person or group has the right to acquire within 60 days. Holders who would own 5% or more of the common stock based solely upon the outstanding number of shares of common stock have also been included in the table.

(1) Consists of (i) 7,632,000 shares owned of record, (ii) 897,500 shares issuable upon exercise of warrants at an exercise price of $0.0557 per share, and (iii) 5,415,665.78 shares issuable upon exercise of options at an exercise price of $0.0557 per share. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.
(2) Consists of (i) 1,346,250 shares owned of record, and Mr. Kristoff’s indirect interest in 269,250 shares of record held by Delphinian Quest Advisors, LLC. Mr. Kristoff owns a 50% voting membership interest in Delphinian Quest Advisors, LLC. Mr. Kristoff’s mother, Stelle Kristoff, owns of record 364,385 shares of Common Stock with respect to which Mr. Kristoff disclaims beneficial ownership.
(3) Consists of (i) 944,357 shares owned of record (ii) 718,000 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share and (iii) 600,000 shares issuable upon exercise of warrants at an exercise price of $0.09 per share. All of these outstanding shares and warrants are owned by Christopher J. Winners and Jill L. Winners jointly as joint tenants with rights of survivorship.
(4) Consists of (i) 14,171,054 shares of preferred stock owned of record and immediately convertible into an equal number of common shares, and (ii) 13,669,054 shares issuable upon exercise of Series A and Series B warrants at an exercise price of $0.37883 per share Pequot Capital Management, Inc. is the investment manager for Pequot Scout Fund L.P., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Premium Series PCC Limited--Cell 33 and Pequot Diversified Master Fund, Ltd. (collectively the "Funds") and holds all voting (except for those shares held by Premium Series PCC Limited--Cell 33) and dispositive power for all shares held of record by the Funds and may be deemed the beneficial owner of such shares. Pequot Capital Management, Inc. disclaims beneficial ownership of all shares held therein. The sole director and controlling stockholder of Pequot Capital Management, Inc. is Arthur J. Samberg.
(5) Consists of (i) 7,872,808 shares of preferred stock owned of record and immediately convertible into an equal number of common shares, and (ii) 8,374,807 shares issuable upon exercise of Series A and Series B warrants at an exercise price of $0.37883 per share
(6) In accordance with the Stockholders Agreement, Pequot Capital Management, Inc. and Sherleigh Associates Inc. Defined Benefit Plan have the right to two (2) nominees to be elected members of the Company’s seven (7) member board of directors, and at least one (1) of their designees to be appointed to each committee of the board; and for so long as Mr. Tanaka remains the president and chief executive officer of the Company, the parties will cause five (5) of his nominees to be elected to the Company's board of directors.

Security Ownership of Management (Directors and Executive Officers)

Title of	Name and Address of	Amount and Nature of	Percentage of
Security	Beneficial Owner	of Beneficial Ownership	Class*

Common
Stock	Damien R. Tanaka(1)	13,945,166	31.53%
	3 Trowbridge Drive
	Bethel, CT 06801
Common
Stock	Kevin T.. Dunphy(2)	658,167	<1%
	3 Trowbridge Drive
	Bethel, CT 06801
Common
Stock	Jay S. Bendis (3)	419,250	<1%
	71 Springcrest Drive
	Akron, OH 44333

Common
Stock	Ronald A. LaMorte (4)	150,000	<1%
	36 Haystack Hill Road
	Orange, CT 06470
Common
Stock	Elan Gandsman (5)	150,000	<1%
	135 College Street
	New Haven, CT 06510

Common
Stock	All Directors and	15,322,583	34.64%
	Executive Officers
	As a Group

Preferred
Stock	All Directors and	-0-
	Executive Officers
	As a Group(4)
_________________________

* The Series A and B Preferred shares have equal voting rights with the outstanding shares of common stock, therefore Percentage of Class has been determined based upon the total outstanding shares of common stock plus the total outstanding shares of Preferred Stock, and, in the case of each person or group, the securities such person or group has the right to acquire within 60 days.

(1) Consists of (i) 8,257,000 shares owned of record, (ii) 897,500 shares issuable upon exercise of warrants at an exercise price of $0.0557 per share, and (iii) 5,415,665.78 shares issuable upon exercise of options at an exercise price of $0.0557 per share. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.
(2) Consists of 658,167 shares issuable upon exercise of options at an exercise price of $0.1393 per share.
(3) Consists of (i) 269,250 shares held of record (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iv) 50,000 shares issuable upon exercise of options at an exercise price of $0.10 per share.
(4) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.10 per share.
(5) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.10 per share.

CHANGES IN CONTROL

As of June 30, 2008, Mr. Damien R. Tanaka, the Chairman, President and CEO of the Company owned, beneficially and of record 7,632,000 shares of the Common Stock, or 17.25% of its outstanding voting shares, with options and warrants to purchase an additional 6,313,166 shares of Common Stock. These shares reflect his former equity interest in Aduromed which was converted into Common Stock upon the merger of Aduromed with the Company in January 2006 (the “Merger”). His equity interest in Aduromed was acquired over a period of eight (8) years in consideration for cash and other property contributed and services rendered by him to Aduromed.

The current “Investor Group” in the Company consists of: (a) Pequot Capital Management, Inc (which is the Investment Manager for Pequot Scout Fund L.P., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Premium Series PCC Limited--Cell 33 and Pequot Diversified Master Fund, Ltd. (collectively, the "Funds") and holds all voting (except for those shares held by Premium Series PCC Limited--Cell 33) and dispositive power for all shares and warrants of the Company held of record by the Funds and may be deemed the beneficial owner of such shares and warrants; and (b) Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”). Pequot Capital Management, Inc. disclaims beneficial ownership of all shares and warrants held in the Company. The sole director and controlling stockholder of Pequot Capital Management, Inc. is Arthur J. Samberg.

As of June 30, 2008, the Investor Group owned, beneficially and of record, 6,263,702 shares of the Series A Preferred Stock and 15,780,160 shares of the Series B Preferred Stock, or 36.89% of the Company's outstanding voting shares, with warrants to purchase 22,043,860.1 shares of the Common Stock. These interests were acquired in consideration for an investment by the Investor Group of $1,989,030.39 in Aduromed on October 5, 2005 and $5,010,970.04 in the Company on January 23, 2006.

The source of funds for the purchase of the foregoing shares of the Company by the Investors Group was the investment cash of the entities constituting the members of the Investor Group.

The Amended and Restated Stockholders' Agreement

By the terms of an Amended and Restated Stockholders' Agreement, dated as of January 23, 2006, by and among the Company, each of the Investor Group, Mr. Tanaka and three other holders of the Company's Common Stock (the “Stockholders’ Agreement”), it was agreed that for so long as Mr. Tanaka remains as CEO of the Company he would have the right to designate five (5) of the seven (7) members of the Company's Board of Directors. Also, by the terms of that agreement, the Investor Group had the right to appoint two (2) designees to the Company's Board. Effective as of the date of the Merger, the former members of the Company's Board of Directors, Pam J. Halter and Kevin B. Halter, Jr., resigned and were replaced by five (5) Tanaka designees, namely Damien R. Tanaka, Kevin T. Dunphy, Jay S. Bendis, Elan Gandsman and Ronald A. LaMorte; and by two (2) Investor Group designees, namely Paul Farrell and Philip Anderson. Philip Anderson resigned as a director of the Company effective December 8, 2006 and as of the date hereof no replacement for Mr. Anderson has been named by the Board. Paul Farrell resigned as a director of the Company effective May 22, 2008 and as of the date hereof no replacement for Mr. Farrell has been named by the Board.

Change in Control Pursuant to the MRA

Pursuant to the terms of the MRA, the Stockholders’ Agreement and Mr. Tanaka’s Employment Agreement are to be terminated as of the Effective Time. In addition, pursuant to the terms of the MRA, the parties to the MRA agreed among themselves that from and after the consummation of the transactions contemplated by the MRA they would vote their collective shares of common stock of the Company such that (i) the Company’s Board of Directors would be increased to nine (9) members, (ii) the Funds shall have the right to have two (2) designees elected to the Company’s Board of Directors, (iii) Sherleigh shall have the right to have two (2) designees elected to the Company’s Board of Directors, and (iv) Heller shall have the right to have one (1) designee elected to the Company’s Board of Directors.

Immediately after the consummation of the transactions contemplated by the MRA, the Company will have only common stockholders and the major common stockholders will be as follows:

Common Stockholder	% Ownership Post Restructuring	% Ownership Post Restructuring Fully Diluted
The Funds	32.06%	32.27%
Sherleigh	17.59%	17.71%
Joseph Esposito/E4 LLC	9.78%	9.85%
Heller	14.58%	14.68%
Polak/Lazar Group	10.79%	10.86%

DISSENTERS' RIGHTS OF APPRAISAL

Pursuant to the DGCL, any stockholder that objects to the Charter Amendment will not have any right to receive from us the fair value of his, her or its shares. The DGCL provides that any provision of our Certificate of Incorporation may be amended by approval of the Board and the affirmative written consent of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon; provided that, any amendment that would adversely affect the rights of the holders of any class or series of Common Stock must be approved by the holders of a majority of the shares of such class or series. The Charter Amendment was adopted by the holders of a majority of the shares entitled to vote thereon.

ADDITIONAL INFORMATION

PLEASE READ THIS ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and information statements and other disclaimers with the SEC. These documents and other information can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com. A copy of any public filing is also available, at no charge, by contacting the undersigned at (203) 798-1080.

By Order of the Board of Directors,

/s/ Damien Tanaka

Damien Tanaka
Chief Executive Officer

Bethel, Connecticut July 14, 2008

ANNEX A

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ADUROMED INDUSTRIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Aduromed Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on June 27, 2008.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation by changing the name of the Corporation as set forth in ARTICLE FOURTH to:

"FOURTH. Shares

The aggregate number of shares which the Corporation shall have the authority to issue is One Billion Four Hundred Sixty Million (1,460,000,000) shares, of which One Billion Four Hundred Million (1,400,000,000) shares shall be shares of Common Stock of a par value of $0.0001 each, and Sixty Million (60,000,000) shares shall be shares of Preferred Stock of a par value of $0.0001 each."

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the ______ day of August, 2008 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

ADUROMED INDUSTRIES, INC.

Damien Tanaka, Chief Executive Officer